Atlas Offers to Purchase Outstanding Warrants at U.S.$0.80 for Three Warrants

Chicago, Illinois (April 12, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH; TSX.V: AFH) (“Atlas” or the “Company”) announced today that it is making an offer (the “Offer”) to purchase for cancellation all of the outstanding ordinary share purchase warrants (the “Warrants”) issued by the Company pursuant to a private placement of subscription receipts which closed on November 1, 2010 (the “Private Placement”). The subscription receipts issued pursuant to the Private Placement were exchanged for ordinary shares of the Company and Warrants on December 31, 2010. Three Warrants are exercisable for the purchase of one ordinary share of the Company at an exercise price of C$6.00 per share. Atlas is offering U.S.$0.80 for every three Warrants tendered, or 26 2/3 U.S. cents per Warrant (the “Purchase Price”).

As of April 12, 2013, there were 3,983,502 Warrants issued and outstanding, exercisable for the purchase of an aggregate of 1,327,834 ordinary shares. The Warrants will expire on December 31, 2013.

The Offer expires at 5:00 p.m. (Central time) on May 17, 2013. The Offer is subject to certain terms and conditions including that at least 65% of the outstanding Warrants be validly deposited and not withdrawn under the Offer and Atlas reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur as set out in the Company's formal Offer to Purchase and Issuer Bid Circular. In order to accept the Offer, a Warrantholder must agree to tender all of the Warrants held by such Warrantholder and to the extent that the Warrantholder holds any ordinary shares acquired pursuant to the Private Placement, to execute a lock-up agreement to hold such ordinary shares until January 1, 2014.

The formal Offer to Purchase and Issuer Bid Circular, which includes a copy of the formal valuation of the
Warrants prepared by Capital Canada Limited (“Capital Canada”), together with the related lock-up agreement, letter of transmittal and notice of guaranteed delivery (the "Offer Documents") containing the terms and conditions of the Offer and instructions for tendering Warrants are being mailed today to Warrantholders.

The making of the Offer and the terms and conditions of the Offer were approved by a special committee of disinterested directors of the Company after considering the valuation opinion provided by Capital Canada. All directors and senior officers who are Warrantholders have indicated to the Company their intention to participate in the Offer.

Further details regarding the Offer can be found in the Offer Documents and the required Issuer Tender Offer Statement on Schedule TO, which will be filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission and will be available at www.edgar.gov and www.sedar.com.

The Purchase Price (and applicable withholding taxes, if any) and the amount payable to tendering Warrant holders will be denominated in U.S. dollars.

Neither the Company nor its Board of Directors makes any recommendation to Warrantholders as to whether to tender or refrain from tendering their Warrants to the Offer.

Warrantholders are strongly urged to consult their own financial, tax and legal advisors and to make their own decisions as to whether to tender or refrain from tendering their Warrants to the Offer.

This press release is for information purposes only and is not an offer to buy or the solicitation of an offer to sell Warrants.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company and American Service Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com